Exhibit 10.16

HEALTHCARE TECHNOLOGY HOLDINGS, INC.

2010 EQUITY INCENTIVE PLAN

(As Amended and Restated)

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company and its Affiliates by providing for the grant to Participants of Stock-based and other incentive Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards, subject only to Section 5 and other express provisions of the Plan; determine or, subject to the express provisions of an Award Agreement, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. All determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. Subject to Section 4(b) and Section 7, a maximum of 253,417,637 shares of Stock may be delivered in satisfaction of Awards under the Plan (of which 229,217,637 may be delivered upon the exercise of ISOs), together with a maximum of 3,000,000 additional shares which may be delivered solely in satisfaction of Awards to non-employee directors of the Company or its Affiliates under the Plan. The number of shares of Stock delivered in satisfaction of Awards shall, for purposes of the preceding sentence, be determined net of shares of Stock withheld by the Company under any Award in payment of any exercise price or in satisfaction of tax withholding requirements with respect to such Award. For the avoidance of doubt, any shares of Stock subject to an Award that is cancelled, forfeited, lapses or is otherwise terminated without an issuance of shares of Stock being made thereunder or that is settled for cash will no longer be counted against the foregoing maximum share limitation and may again be subject to Awards under the Plan.

(b) Certain Replacement Awards. Reference is made to the Awards specified on Exhibit B (the “Replacement Awards”), which represent SARs granted in substitution for certain stock appreciation rights granted under the 1998 IMS Health Incorporated Employees’ Stock Incentive Plan and/or the IMS Health Incorporated 2000 Stock Incentive Plan. Shares of Stock subject to the Replacement Awards shall be in addition to the shares specified in Section 4(a), but if any Replacement Award expires unexercised or is satisfied in whole or in part without the issuance of shares, the shares of Stock previously subject to such Award shall not be available for future grants under the Plan. Notwithstanding Section 6(a)(4), each Replacement Award shall be fully vested and exercisable upon the date of grant.

(c) Type of Shares. Stock delivered under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. Replacement Awards may be granted with respect to fractional shares of Stock, but no fractional shares of Stock shall be delivered under the Plan. Any fractional shares that would otherwise be deliverable hereunder shall be settled for cash.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator, after consultation with the CEO, will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options other than ISOs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Stock Option to the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. § 1.409A-1(b)(5)(iii)(E).

Awards covering any shares of Stock that remain available under Section 4(a) during the five-year period beginning on the effective date of the Plan shall be allocated and awarded to the persons eligible for participation in the Plan as selected by the CEO, subject to the approval of the Administrator, with the objective of allocating and awarding any remaining shares of Stock by the end of such five-year period, or, if earlier, by the occurrence of a Covered Transaction.

6.	RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein, and will furnish to each Participant an Award Agreement setting forth the terms applicable to the Participant’s Award. By entering into an Award Agreement or by accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant agrees or shall be deemed to have agreed to the terms of the Award and of the Plan. Notwithstanding any provision of the Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Fair Market Value. In determining the fair market value of any share of Stock under the Plan, the Administrator shall make the determination in good faith consistent with the rules of Section 422 and Section 409A, to the extent applicable. If at the applicable reference date the Stock is not readily tradable on an established securities market, in accordance with Treas. Regs. § 1.409A-1(b)(5)(iv)(B), the Administrator’s determination of fair market value shall be based on the reasonable application of a reasonable valuation method, and shall take into account an independent third-party valuation obtained not less frequently than annually. Such determination shall be made in a manner that is consistent with the manner in which the Company determines the fair market value of shares of Stock held by the Investors (as such term is defined in the Management Stockholders Agreement).

(3) Transferability. Neither ISOs, nor, except as the Administrator otherwise expressly provides, other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides, other non-transferable Awards requiring exercise) may be exercised only by the Participant. The Administrator may permit Awards other than ISOs to be transferred by gift, subject to the terms of the Management Stockholders Agreement, to the extent applicable, and such other limitations as the Administrator may impose.

(4) Vesting, etc. The Administrator may determine and shall set forth in an Award Agreement the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise in an Award Agreement, however, the following rules will apply if a Participant’s Employment ceases:

(A) Immediately upon the cessation of Employment, each Award requiring exercise held by the Participant or the Participant’s permitted transferees, if any, will immediately cease to be exercisable and will immediately terminate except as otherwise provided at (B), (C) or (D) below, and all other Awards held by the Participant or the Participant’s permitted transferees, if any, to the extent not already vested, will be immediately forfeited.

(B) Subject to (C), (D), and (E) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the shorter of (i) a period of 30 days or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death or Disability, to the extent then exercisable, will remain exercisable for the shorter of (i) the one year period ending with the first anniversary of the Participant’s death or Disability, as the case may be, or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the termination of the Participant’s Employment by the Company other than for Cause or, to the extent that the Award Agreement for such Participant expressly provides for the treatment of an Award upon a termination for Good Reason, by the Participant for Good Reason, to the extent then exercisable, will remain exercisable for the shorter of (i) a period of 90 days, or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(E) For the avoidance of doubt, all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if such cessation of Employment has resulted in connection with an act or failure to act constituting Cause (or such Participant’s Employment could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time such Participant terminated Employment).

(5) Competing Activity. To the extent set forth in an Award Agreement, the Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant breaches any agreement with the Company or its Affiliates with respect to non-competition, non-solicitation or confidentiality.

(6) Taxes. The delivery, vesting and retention of Stock under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Administrator will make such provision for the withholding of taxes as it deems necessary. Except as expressly provided in an Award Agreement, the Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock, in each case, having a Fair Market Value equal to the applicable minimum statutory withholding amount in satisfaction of tax withholding requirements.

(7) Dividend Equivalents, etc. To the extent consistent with Section 409A (and with Section 422, in the case of ISOs), and subject to Section 7(c), the Administrator in its sole discretion may provide for supplemental cash payments in lieu of Stock-based dividends or other distributions to the holder of any Award that is not entitled to share in the actual dividend or distribution.

(8) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued Employment with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in an Award will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant, provided that nothing herein shall preclude a claim by a Participant arising from a breach by the Company of the terms of such Participant’s Award Agreement.

(9) Management Stockholders Agreement. Unless otherwise specifically provided, all Awards issued under the Plan and all Stock issued thereunder will be subject to the Management Stockholders Agreement. No Award will be granted to a Participant and no Stock will be delivered to a Participant, in either case, until the Participant has executed and become a party to the Management Stockholders Agreement.

(b) Additional Rules Applicable to Awards Requiring Exercise

(1) Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The Administrator will determine and set forth in an Award Agreement the exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise. The initial exercise or base price as so determined by the Administrator shall in no event be less than 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the Fair Market Value of the Stock subject to the Award, determined as of the date of grant.

(3) Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the exercise price shall be paid as follows: (a) by cash or check acceptable to the Administrator, (b) to the extent permitted by the Administrator or specifically provided for in an Award Agreement, on a cashless basis under which shares of Stock otherwise deliverable under the Award and having a Fair Market Value equal to the exercise price are withheld by the Company, (c) by such other means, if any, as may be acceptable to the Administrator, (d) following an IPO, subject to restrictions applicable to such Shares, by means of a broker assisted exercise program acceptable to the Administrator, or (e) by any combination of the foregoing permissible forms of payment. No Award requiring exercise or portion thereof may be exercised unless, at the time of exercise, the Fair Market Value of the shares of Stock subject to such Award or portion thereof exceeds the exercise price for the Award or such portion.

(4) Maximum Term. The maximum term of each Award requiring exercise shall be ten (10) years from the date of grant (five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422).

(5) ISOs. No ISO may be granted under the Plan after February 26, 2020, but ISOs previously granted may extend beyond that date.

(c) Lawful Consideration

Awards of Restricted Stock and Unrestricted Stock, whether delivered outright or under Awards of Stock Units, may be made in exchange for such lawful consideration, including services, as the Administrator determines.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise provided in an Award Agreement, the following provisions shall apply in the event of a Covered Transaction:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption or continuation of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), then subject to Section 7(a)(5) below, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one share of Stock times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, that the Administrator shall not exercise its discretion under this Section 7(a)(2) with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A.

(3) Acceleration of Certain Awards. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, continuation, substitution or cash-out, then subject to Section 7(a)(5) below, the Administrator may provide that each Award requiring exercise will become exercisable, and the delivery of any shares of Stock remaining deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction; provided, that to the extent acceleration and/or delivery pursuant to this Section 7(a)(3) of an Award subject to Section 409A would cause the Award to fail to satisfy the requirements of Section 409A, the Award shall not be accelerated and/or delivered and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the Award is made in a medium other than Stock and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 7, replicate the prior terms of the Award.

(4) Termination of Awards Upon Consummation of Covered Transaction. Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; (ii) Awards converted pursuant to the proviso in Section 7(a)(3) above into an ongoing right to receive payment other than Stock; and (iii) outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below).

(5) Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, consistent with Section 409A, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or the acceleration of exercisability of an Award under Section 7(a)(3) above shall not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) In the event of a Change of Control (whether or not constituting a Covered Transaction), the Administrator shall provide, to the extent consistent with Section 409A, that any Award continued or assumed in such transaction, and any new award substituted for an Award that terminates in connection with such transaction, (any of the foregoing, a “Continuing Award”), to the extent not otherwise vested, shall be subject to the following special rule: To the extent the vesting of any Continuing Award depends solely on the continued Employment of the Participant and the Participant’s Employment is either (i) involuntarily terminated (other than for Cause) within two years following the Change of Control, or is (ii) voluntarily terminated by the Participant, within two years following the Change of Control, for Good Reason, any remaining Employment-related vesting conditions shall be treated as having been satisfied immediately prior to such termination. Nothing in this Section 7(b) shall be construed to affect any performance-based vesting condition to which a Participant’s Award may be subject.

(c) Changes in, Distributions With Respect To and Redemptions of the Stock

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(c)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(c)(1), or any other event, if the

Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, subject to requirements for qualification, including continued qualification, of ISOs under Section 422 and to the requirements of Section 409A. Without limiting the generality of the foregoing, upon the occurrence of a cash distribution with respect to the Stock that constitutes a “corporate transaction” described in Treasury Regs. §1.424-1(a)(3)(ii) (an “extraordinary dividend”), the per share exercise price of each outstanding Stock Option shall be reduced following the extraordinary dividend by an amount equal to the lesser of (i) the per share extraordinary dividend, or (ii) the maximum reduction that can be made without jeopardizing the Stock Option’s status as an exempt stock right under Section 409A and without otherwise resulting in an acceleration of taxable income under the Stock Option, all as determined by the Administrator; provided, however, that, to the extent permitted by Section 409A, the Administrator may determine, in its sole discretion, to pay a cash bonus on such terms as the Administrator determines with respect to all or a portion of the Stock Options outstanding on the date of the extraordinary dividend in lieu of reducing the exercise price of such Stock Options as provided for in this Section 7(c)(2).

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act or any applicable state or foreign securities laws. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award (whether by amendment to the Plan or the applicable Award Agreement) so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in an Award Agreement or the Plan at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the right of the Company or an Affiliate to award a person bonuses or other compensation in addition to Awards under the Plan.

11.	WAIVER OF JURY TRIAL

By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

12.	ESTABLISHMENT OF SUB-PLANS

The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

13.	GOVERNING LAW

Except as otherwise provided by the express terms of an Award Agreement or under a sub-plan described in Section 12, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of our based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

14.	EFFECTIVE DATE

The Plan shall be effective upon approval by the Board.

EXHIBIT A

Definitions of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board or, if one has been appointed, the Committee. The Board may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any such delegation, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that is an “Affiliate” of the Company within the meaning of the Management Stockholders Agreement.

“Award”: Any or a combination of the following:

(i)	Stock Options,

(ii)	SARs

(iii)	Restricted Stock,

(iv)	Unrestricted Stock,

(v)	Stock Units, including Restricted Stock Units; and

(vi)	Performance Awards.

“Award Agreement”: A written agreement between the Company and the Participant evidencing the Award.

“Board”: The Board of Directors of Healthcare Technology Holdings, Inc.

“Cause”: In the case of any Participant who is party to an employment, severance-benefit or change in control agreement that contains a definition of “Cause,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan during the term of such agreement. In the case of any other Participant, “Cause” shall mean: (i) a material breach by the Participant of his or her employment agreement with the Company or an Affiliate, any equity grant agreement, or any policy of the Company or its Affiliates; (ii) the failure by the Participant to reasonably and substantially perform his or her duties to the Company or any of its Affiliates, which failure is materially damaging to the financial condition or reputation of the Company or its Affiliates; (iii) the Participant’s willful misconduct or gross negligence which is injurious to the Company or an Affiliate; or (iv) the commission by the Participant of a felony or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the

Company shall permit the Participant up to fifteen days to cure such breach or failure if reasonably susceptible to cure. If, subsequent to the Participant’s termination of employment hereunder for other than Cause, it is determined in good faith by the Company that the Participant’s employment could have been terminated for Cause, the Participant’s employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to such Cause occurred.

“Change of Control”: “Change of Control” as that term is defined in the Management Stockholders Agreement.

“CEO”: The chief executive officer of IMS Health Incorporated.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect. References to the Code shall include any regulations promulgated thereunder.

“Committee”: One or more committees of the Board.

“Company”: Healthcare Technology Holdings, Inc.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company or an Affiliate is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Disability”: In the case of any Participant who is a party to an employment or severance-benefit agreement that contains a definition of “Disability,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan. In the case of any other Participant, “Disability” shall mean a disability that would entitle a Participant to long-term disability benefits under the Company’s long-term disability plan in which the Participant participates. Notwithstanding the foregoing, in any case in which a benefit that constitutes or includes “nonqualified deferred compensation” subject to Section 409A would be payable by reason of Disability, the term “Disability” shall mean a disability described in Treas. Regs. § 1.409A-3(i)(4)(i)(A).

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Unless the Administrator provides otherwise: A Participant who receives an Award in his or her capacity as an Employee will be deemed to cease Employment when the employee-employer relationship with the Company and its Affiliates ceases. A Participant who receives an Award in any other capacity will be deemed to continue Employment so long as the Participant is providing services in a capacity described in Section 5.

If a Participant’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. In any case where a cessation of a Participant’s Employment would affect the Participant’s rights to payment under an Award that includes nonqualified deferred compensation subject to 409A, references to termination or cessation of Employment or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Treas. Regs. § 1.409A-1(h)) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Treas. Regs. § 1.409A-1(h)(3). The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Treas. Regs. § 1.409A-1(h) for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed a part of the Plan.

“Fair Market Value”: Fair market value determined in accordance with Section 6(a)(2).

“Good Reason”: In the case of any Participant who is party to an employment, severance-benefit or change in control agreement that contains a definition of “Good Reason,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan during the term of such agreement. In the case of any other Participant, “Good Reason” shall mean any of the following events or conditions occurring without the Participant’s express written consent, provided that the Participant shall have given notice of such event or condition within a period not to exceed ninety (90) days of the initial existence of such event or condition and the Company shall not have remedied such event or condition within thirty (30) days after receipt of such notice: (i) a materially adverse alteration in the nature or status of the Participant’s responsibilities or the conditions of employment; (ii) a material reduction in the Participant’s annual base salary or any target bonus; (iii) a change of fifty (50) miles or more in the Participant’s principal place of employment, except for required travel on business to an extent substantially consistent with the Participant’s business travel obligations; or (iv) the failure by the Company or its Affiliates, as applicable, to pay to the Participant any material portion of the Participant’s compensation or to pay any material portion of an installment of deferred compensation under any deferred compensation program of the Company or its Affiliates, as applicable, within a reasonable time after the date such compensation is due.

“IPO”: “Initial Public Offering” as that term is defined in the Management Stockholders Agreement.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Management Stockholders Agreement”: Management Stockholders Agreement, dated as of February 26, 2010, among the Company and certain affiliates, stockholders and Participants, as amended or modified from time to time.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria.

“Performance Criteria”: Specified criteria the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. If a Performance Award so provides, such criteria may be made subject to appropriate adjustments taking into account the effect of significant corporate transactions or similar events for the purpose of maintaining the probability that the specified criteria will be satisfied. Such adjustments shall be made only in the amount deemed reasonably necessary, after consultation with the Company’s accountants, and the CEO if required by the Award Agreement, to reflect accurately the direct and measurable effect of such event on such criteria, to the extent required by the Award Agreement.

“Plan”: The Healthcare Technology Holdings, Inc. 2010 Equity Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: An Award of Stock for so long as the Stock remains subject to restrictions under this Plan or such Award requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.”

“Retirement:” Retirement from active employment with the Company or an Affiliate after age 65, or after age 55 and completion of at least 5 years of employment with the Company or an Affiliate (including employment with IMS Health Incorporated and its subsidiaries prior to February 26, 2010).

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Stock”: Common Stock of the Company, par value $0.001 per share.

“Stock Option”: An option entitling the recipient to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the Plan.

EXHIBIT B

Name	Rollover SAR Awards
[ ]	2,668,309.49
[ ]	784,794.89
[ ]	565,048.67
[ ]	537,053.33
[ ]	533,659.61
[ ]	400,001.89
[ ]	400,001.89
[ ]	274,240.00
[ ]	268,526.67
[ ]	267,384.00
[ ]	266,824.09
[ ]	266,664.12
[ ]	263,681.76
[ ]	235,435.04
[ ]	213,335.87
[ ]	205,680.00
[ ]	200,000.95
[ ]	166,863.61
[ ]	159,973.33
[ ]	155,996.85
[ ]	133,337.77
[ ]	117,717.52
[ ]	117,717.52
[ ]	93,333.01
[ ]	74,273.33
[ ]	48,391.93
Total	9,418,247.17

EXHIBIT C

[Option Agreement]

CALIFORNIA SUPPLEMENT

Pursuant to Section 12 of the Plan, this supplement has been adopted for purposes of satisfying the requirements of Section 25102(o) of the California Corporations Code, to the extent applicable. This supplement may be amended by the Administrator without the approval of the Company, as necessary or desirable to comply with California law. Any Awards granted under the Plan to a Participant who is a resident of the State of California on the date of grant (a “California Participant”) shall be subject to the following additional limitations, terms and conditions, to the extent applicable:

1. Maximum Duration of Awards. No Award granted to a California Participant will be for a term in excess of 10 years.

2. Minimum Conversion Period Following Termination. Unless the employment of a California Participant holding an otherwise vested Stock Option is terminated for Cause, in the event of termination of employment of such Participant, he or she shall have the right to exercise the vested Stock Option as follows: (i) for a period of at least six months from the date of termination, if termination was caused by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) and (ii) for a period of at least 30 days from the date of termination, if termination was caused other than by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), but in no event later than the latest date on which such Participant could have exercised such Stock Option in the absence of a termination of employment.